Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2013 Stock Option and Incentive Plan and the Amended and Restated Inducement Equity Plan of Fate Therapeutics, Inc. of our reports dated February 28, 2022, with respect to the consolidated financial statements of Fate Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Fate Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

February 28, 2022